Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
SPINEEX, INC.

SpineEX, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Second Amended and Restated Certificate of Incorporation, as amended and restated through the date hereof (the “Certificate of Incorporation”), and By-laws, as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

A. Series B Convertible Preferred Stock

400,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Convertible Preferred Stock” with the following rights, preferences, power, privileges and restrictions, qualifications and limitations.

The terms and provisions of the Series B Convertible Preferred Stock are as follows:

1. Definitions. The following definitions shall apply:

(a) “Common Stock” shall mean the common stock of the Corporation, $0.0001 par value per share.

(b) “Conversion Price” shall mean $5.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(d) “Corporation” shall mean SpineEX, Inc.

(e) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Series B Preferred Stock of the Corporation voting as separate classes.

(f) “Liquidation Preference” shall mean $5.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Original Issue Price” shall mean $5.00 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(h) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(i) “Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock.

(j) “Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock.

2. Dividends.

(a) Series B Preferred Stock. In any calendar year, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at a rate determined by the Board of Directors for such shares of Series B Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year, but not payable in preference and priority to any declaration or payment of any Distribution on Series A Preferred Stock in such calendar year. No Distributions shall be made with respect to the Common Stock or Series B Preferred Stock unless dividends on the Series A Preferred Stock have been declared in accordance with the preferences stated in the Certificate of Incorporation and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stock holders. The right to receive dividends on shares of Series B Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. Payment of any dividends to the holders of Series B Preferred Stock shall be on a pro rata basis.

(b) Additional Dividends. Dividends may be paid on the Common Stock when, as and if declared by the Board of Directors, subject to the prior dividend rights of the Series A Preferred Stock and to Section 6.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Waiver of Dividends. Any dividend preference the Series B Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3. Liquidation Rights.

(a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, but not prior to and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock. If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series B Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Series B Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Series B Preferred Stock and Common Stock in any Distribution. Shares of Series B Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Series B Preferred Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of at least a majority of the outstanding Series B Preferred Stock (voting as a single class and on an as-converted basis). Notwithstanding the foregoing, none of the following events shall be deemed to be a Liquidation: (X) a consolidation with a wholly owned subsidiary, (Y) a merger effected exclusively to change the domicile of the Corporation, or (Z) an equity financing in which the Corporation is the surviving corporation.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

For the purposes of this subsection 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price. (The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate”.) Upon any decrease or increase in the Conversion Price for the Series B Preferred Stock, as described in this Section 4, the Conversion Rate shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Series B Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation are not less than $10,000,000, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Series B Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Series B Preferred Stock held by each holder of Series B Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d) Intentionally Omitted.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of Series B Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Series B Preferred Stock. In the event the outstanding shares of Series B Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series B Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of Series B Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series B Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series B Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Preference of Series B Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of Series B Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of Series B Preferred Stock may be waived by the consent or vote of the holders of at least a majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of Series B Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Series B Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution ) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Series B Preferred Stock, voting as a single class and on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Series B Preferred Stock. Each holder of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series B Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Series B Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

(d) Election of Directors. The members of the Corporation’s Board of Directors shall be elected by the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as-converted basis.

6. Amendments and Changes. As long as any shares of the Series B Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock:

(a) amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Corporation (including pursuant to a merger) if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock;

(b) increase the authorized number of shares of Series B Preferred Stock; or

(c) amend this Section 6.

7. Notices. Any notice required to be given to the holders of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Preference and Rights of Series B Convertible Preferred Stock on this 29th day of March 2018.

SPINEEX, INC.

/s/ Roy Chin
Name: Roy Chin
Title: Chief Executive Officer

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